Exhibit 10.4
The TJX Companies, Inc.
Executive Severance and Change of Control Plan
effective September 19, 2022

1.Effective Date; Introduction. The Plan shall be in effect from and after the Effective Date until it is terminated in accordance with Section 9 below. The purpose of the Plan is to provide certain benefits upon and following termination of employment, and/or in connection with and following a Change of Control of the Company, to eligible Participants, and to obtain or continue in force for the Employer’s benefit certain binding commitments by such Participants, as set forth in more detail below.

For the avoidance of doubt, nothing in the Plan shall be construed as affecting a Participant’s entitlement to any benefits under any tax qualified pension plan of the Employer, and any benefits provided or coverage continued under another Employer plan or program will be subject to the terms of such plan or program, as amended and in effect from time to time. For the further avoidance of doubt, nothing in the Plan shall be construed to result, whether under the Plan or any other agreement, plan or program of the Employer or to which the Employer is a party, or any combination thereof, in any duplication of any benefit. Without limiting the generality of the Administrator’s discretionary authority under Section 3, the Administrator will have complete discretion to apply the preceding “non-duplication” provision and the Administrator’s determination as to the application of this Section 1 in any case shall be final and binding on all parties.

2.Definitions. Terms used in the Plan that are not otherwise defined shall have the meanings set forth in Appendix A, the provisions of which are incorporated herein by reference.

3.Plan Administration. The Plan is intended to be a “welfare plan” as defined in Section 3(1) of ERISA that is described in Sections 201(2), 301(a)(2) and 401(a)(1) of ERISA and an unfunded “top hat” plan that is described in 29 C.F.R. § 2520.104-24 and shall be construed accordingly. The Plan shall be administered by the Administrator. No individual who is a Participant or Eligible Employee shall, or shall have any power or authority hereunder to, exercise any power or make any determination as Administrator that could affect such individual’s rights or interests under the Plan. Subject to the foregoing, the Administrator shall have the discretionary power and authority to: administer all aspects of the Plan; construe and interpret the provisions of the Plan; determine all questions arising in connection with Plan administration, including but not limited to questions regarding eligibility for or the extent of Severance Benefits; adopt such rules for Plan administration as it deems necessary or desirable; and delegate such duties as it deems necessary or desirable (and the term Administrator shall be deemed to include such delegate acting within the scope of the delegation). The Administrator shall discharge its duties and exercise its authority in its absolute discretion, on a group or case-by-case basis, and any reference in the Plan to any determination or other action by the Administrator shall mean the Administrator acting in its absolute discretion. Any determination by the Administrator shall be conclusive and binding on all persons.

4.General Release; Separation Agreement; Notice of Resignation or Retirement.

a.Any obligation of the Employer to provide Severance Benefits (except for such amounts that are accrued and vested prior to the Date of Termination, as determined by the Administrator), and any vesting or settlement of compensation or benefits in connection with the Participant’s termination of employment for any reason (as determined by the Administrator), are expressly conditioned on the Participant’s execution and delivery to the Company of an effective general release of claims (in a form satisfactory to the Administrator) as to which all applicable rights of revocation shall have expired prior to the sixtieth (60th) calendar day following the Date of Termination.

b.In addition, as a precondition to the payment of any Severance Benefits (except for such amounts that are accrued and vested prior to the Date of Termination, as determined by the Administrator), the Participant (or, in the event of the Participant’s death, the legal representatives of the Participant’s estate) shall be required to execute, and not revoke, a separation agreement or similar agreement confirming the terms and conditions of such Severance Benefits, including, without limitation, any applicable restrictive covenants, in such form as the Administrator may determine.

c.A Participant may resign or retire from employment with the Employer by providing no less than four (4) weeks’ written notice to the Company of the Participant’s decision to resign or retire. Any such notice must be mailed to the Company at 770 Cochituate Road, Framingham, Massachusetts 01701, Attention: Chair of the Compensation Committee, or other such address as the Company may designate to the Participant, with a copy to: TJX General Counsel at the same address. The Company may waive the requirement of prior notice at its discretion, in whole or in part, without any further obligation to the Participant.

5.Termination Benefits.

a.Voluntary termination of employment. In the event of a Participant’s retirement or other voluntary termination of employment, the Participant will be eligible to receive the following benefits, in each case in accordance with and subject to the terms of the applicable arrangement and further subject, for the avoidance of doubt and as applicable, to the provisions of the Plan (including, without limitation, Section 4) and to the Participant’s full and continuing compliance with his or her obligations under the Obligations Agreement: (i) earned but unpaid Base Salary and accrued but unpaid vacation pay, in each case as of the Date of Termination; (ii) earned but unpaid amounts under MIP and LRPIP for performance periods that closed prior to the Date of Termination, and any LRPIP amounts to which the Participant may be entitled in connection with a Special Service Retirement (as defined in the Stock Incentive Plan); (iii) any benefits under any outstanding awards under the Stock Incentive Plan, in accordance with and subject to award and plan terms, including any benefits in connection with a Special Service Retirement (as defined in the Stock Incentive Plan); and (iv) any vested benefits under the Company’s deferred compensation plans, including ESP and SERP (if the Participant is eligible), and under tax-qualified retirement and savings plans for Company employees, to the extent applicable. A Participant will not otherwise be entitled to continue participation in any employee benefit or fringe benefit plan following such a termination, except as expressly provided above or as required by law, and a Participant will not be eligible for group health plan coverage continuation, except under COBRA or as required by law. No Severance Benefits, or other compensation or benefits from the Employer, shall be paid upon retirement or other termination of employment.

b.Termination for Cause. In the event of a termination by the Employer of the Participant’s employment for Cause, the Participant shall not be entitled to any Severance Benefits or any other compensation or benefits from the Employer, other than (i) earned but unpaid Base Salary and accrued but unpaid vacation pay, in each case as of the Date of Termination; (ii) any vested benefits under any outstanding awards under the Stock Incentive Plan; and (iii) any vested benefits under the Company’s deferred compensation plans, including ESP and SERP (if the Participant is eligible), and under tax-qualified retirement and savings plans for Company employees, to the extent applicable, in each case in accordance with and subject to the terms (including, without limitation, any forfeiture terms) of the applicable arrangement and further subject, for the avoidance of doubt and as applicable, to the provisions of the Plan (including, without limitation, Section 4) and to the Participant’s full and continuing compliance with his or her obligations under the Obligations Agreement. In addition and notwithstanding anything to the contrary in the Plan or the terms of the applicable plan, program or arrangement, if the Employer should terminate a Participant’s employment for Cause, but not on a basis that includes a breach described in clause (vi) of the definition of Cause, the Participant will retain the right to receive any vested benefit, if any, under the SERP; any vested Employer Credit Account (as such term is defined in the ESP) under the ESP; and any then-vested stock options under the Stock Incentive Plan, in each case determined in accordance with the applicable plan, program or arrangement but disregarding any provision under such plan, program or arrangement that would provide for forfeiture upon a termination for cause (collectively, “Specified Accrued Benefits”); provided, for the avoidance of doubt, that the Participant’s right to receive or retain Specified Accrued Benefits following a termination of employment for any reason is conditioned upon full and continuing compliance with his or her obligations under the Obligations Agreement (and under Section 8 of the Plan, if applicable), and that if the Employer should terminate the Participant’s employment for Cause on a basis that included a breach described in clause (vi) of the definition of Cause, the Participant will not be entitled to receive or retain any Specified Accrued Benefits. The Company does not waive any rights it may have for damages or for injunctive relief or any rights it may have with respect to the forfeiture or recovery of compensation under the Obligations Agreement (and under Section 8 of the Plan, if applicable), or otherwise under applicable Employer policies or applicable law.

6.Severance and Change of Control Benefits.

a.Qualifying Termination. In the event of a Participant’s Qualifying Termination that is not a CoC Qualifying Termination, the Participant (or, in the event of his or her death, his or her estate) shall be eligible for the Severance Benefits set forth on the Appendix C schedule applicable to the Participant, subject in all cases to the terms of the Plan, including, without limitation, Section 4 and Section 8.

b.Change of Control. Upon the occurrence of a Change of Control during the Participant’s Employment Period:

i.Outstanding equity awards granted by the Company, if any, and held by the Participant shall be treated in accordance with and subject to award and plan terms.
ii.The agreements by the Participant not to compete with the Employer following termination of employment, under the terms of the Participant’s Obligations Agreement and Section 8 of the Plan, shall no longer be effective following a Change of Control.
iii.The Company shall pay reasonable legal fees incurred by the Participant in asserting that the termination of his or her employment was a CoC Qualifying Termination or in obtaining any right or benefit to which the Participant is entitled under the Plan following a Change of Control. The Participant is entitled to interest (reasonably determined by the Company) on amounts payable under the Plan that are not paid when due.
iv.Payments described under Sections 6(b) and (c) of the Plan are made without regard to Sections 280G or 4999 of the Code, except that if the Participant’s total after-tax payments would be increased by a reduction of payments or benefits under the Appendix D schedule applicable to the Participant and/or under Sections 6(b) and (c) of the Plan, or by the adjustment to the vesting of any equity-based or other awards that would otherwise accelerate in connection with the Change of Control or a termination of employment in connection with the Change of Control, such reduction and/or adjustment shall be made to the extent necessary to maximize the Participant’s total after-tax payments. After-tax payments shall be determined after reduction for U.S. federal taxes, including the excise tax under Section 4999 of the Code. Any required reduction or adjustment shall be applied in the following order: Severance Benefits payable in cash, vesting of any equity-based awards, and any other payments or benefits. The Company shall engage PricewaterhouseCoopers LLP (or other firm designated by the Committee) to make the calculations described in this section. Overpayments or underpayments, as determined by the accounting firm, shall be paid to the Participant or refunded to the Employer, with interest (determined under Section 280G of the Code), within 30 days of the determination.
v.During the Protection Period, the Employer may terminate the Participant’s employment for Cause only after 30 days’ notice of termination to the Participant, and only if a majority of the members of the Board find that the Participant was guilty of conduct that constitutes “Cause.” The Participant and his or her counsel shall be given reasonable notice and an opportunity to be heard at a meeting of the Board before it makes any such finding. While the determination is pending, the Employer may suspend the Participant and cease payment of Base Salary (consistent with Section 409A requirements or exemptions). If not guilty of conduct that constitutes “Cause” (as determined by a majority of the members of the Board), the Participant will be reinstated and paid any unpaid Base Salary with interest (as reasonably determined by the Company).

c.CoC Qualifying Termination. In the event of a CoC Qualifying Termination, in addition to the terms described in Section 6(b) above, the Participant (or, in the event of his or her death, his or her estate) shall be entitled to the Severance Benefits set forth on the Appendix D schedule applicable to the Participant, subject in all cases to the terms of the Plan.

7.Payment of Severance Benefits. The Administrator will determine the time and manner of payment of all Severance Benefits, subject, in all events, to the tax withholding and other payment provisions incorporated into the Plan by Section 10(e). If a Participant dies before receiving all Severance Benefits to which he or she remained entitled at death, subject to the terms of the applicable plan or arrangement, the Employer will pay the remainder of such Severance Benefits to the deceased Participant’s estate.
8.Restrictive covenants applicable to Severance Benefits.
(a) Restrictions under Obligations Agreement. The Participant’s receipt and retention of any Contingent Benefits is expressly conditioned upon the Participant’s full and continuing compliance with each of the restrictions set forth in the Participant’s Obligations Agreement, including, without limitation, restrictions related to confidentiality, Employer property, goodwill, non-competition (if applicable), non-solicitation, non-disparagement, and related terms and conditions. For the avoidance of doubt, the terms of the Participant’s Obligations Agreement shall apply in addition to the terms of this Section 8.

(b) Noncompetition. During the Employment Period and, following a termination of employment from the Company or the Employer in which the Participant is entitled to any Severance Benefits hereunder (except as provided in Section 6(b)(ii) above), for the duration of the Noncompetition Period (including any extended Noncompetition Period in accordance with the Appendix C schedule applicable to the Participant), the Participant will not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or undertake any planning for any business competitive with the Company. Specifically, but without limiting the foregoing, during the Noncompetition Period, the Participant agrees (i) not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company as conducted or under consideration at any time during the Participant’s employment in any geographic area in which (A) during the portion of the Noncompetition Period in which the Participant is employed, the Company does business or is actively planning to do business and (B) during the portion of the Noncompetition Period that follows the termination of the Participant’s employment, the Company was doing business or was actively planning to do business as of the Date of Termination, and (ii) not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any person who is engaged in any business that is competitive with any business of the Company for which the Participant has provided services or with respect to which the Participant possesses Confidential Information that could assist in such competition, as conducted or in planning during the Participant’s employment. The Participant understands that the foregoing shall not prevent his or her passive ownership of one percent (1%) or less of the equity securities of any publicly traded company.

(c) Consequences of breach. If, during the Employment Period or at any time following termination of the Employment Period, regardless of the reason for such termination, the Participant breaches any provision of this Section 8, the Employer’s obligation, if any, to pay any Contingent Benefits shall immediately cease and the Participant (or, if the Participant shall have died, his or her legal representative) shall immediately forfeit and disgorge to the Company, with interest, any Contingent Benefits theretofore paid to or received by the Participant.

(d) Notice and information requirements. In order to ensure the Participant’s compliance with the terms hereof during the Noncompetition Period, the Participant shall notify the Administrator in writing of any change in his or her address and of each new job or other business activity in which he or she plans to engage at least four (4) weeks prior to beginning such job or activity. Such notice shall state the name and address of any new employer and the nature of the Participant’s position or business activity. The Participant further agrees to provide the Administrator with any other pertinent information concerning such business activity as the Administrator may reasonably request in order to determine the Participant’s continued compliance with the terms of the Plan. All notices to the Administrator shall be sent via overnight delivery to The TJX Companies, Inc., 770 Cochituate Road, Framingham, MA 01701, Attention: General Counsel, and by email to lawyer@tjx.com, or to such other address as may be designated by an expressly authorized officer of The TJX Companies, Inc. The Participant agrees to notify his or her new employer(s) of his or her obligations under the Plan, and hereby consents to notification by the Company to his or her new employer(s) concerning the obligations under the Plan.

(e) Acknowledgments. The Participant (i) has advised the Administrator that the Participant has carefully read and considered all the terms and conditions of the Plan, including the restraints imposed on the Participant under this Section 8, and agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the customer good will, confidential information and other legitimate business interests of the Employer, that each and every one of those restraints is reasonable in respect to subject matter, length of time, range of activities and geographic area, and that these restraints will not prevent the Participant from obtaining other suitable employment during the period in which the Participant is bound by them; (ii) agrees that he or she will never assert, or permit to be asserted on his or her behalf, in any forum, any position contrary to the foregoing; (iii) acknowledges and agrees that, were the Participant to breach any of the provisions of this Section 8, the harm to the Employer would be irreparable and therefore agrees that, in the event of such a breach or threatened breach, the Company shall, in addition to any other remedies available to it and notwithstanding Section 10(d), have the right to obtain preliminary and permanent injunctive relief against any such breach or threatened breach without having to post bond, and will additionally be entitled to an award of attorney’s fees incurred in connection with securing any relief hereunder; (iv) further agrees that, in the event that any provision of the Plan shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, or for any other reason, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law; (v) and, finally, so that the Company may enjoy the full benefit of the agreed-upon temporal protections recited herein, agrees that the periods of restrictions set forth in Section 8(b) of the Plan shall be tolled, and shall not run, during any period of time in which the Participant is in violation of any of the terms of this Section 8 and that, if the Participant violates any fiduciary duty to the Company or unlawfully takes any Confidential Information, trade secrets or other property belonging to the Company, the Noncompetition Period will extend by the time during which the Participant engages in such violation(s), for up to a total of two (2) years following his or her termination date.

(f) Separate covenants. If any of the restrictions in this Section 8 is held to be void or ineffective for any reason but would be held to be valid and effective if part of its wording were deleted, that restriction shall apply with such deletions as may be necessary to make it valid and effective, and the restrictions contained in each subsection of this Section 8 shall be construed as separate and individual restrictions and shall each be capable of being severed without prejudice to the other restrictions or to the remaining provisions.

(g) Binding effect; successors and assigns. The Participant expressly consents to be bound by the provisions of the Plan for the benefit of the Employer, and any successor or permitted assign to whose employ the Participant may be transferred, without the necessity that any agreement be re-signed at the time of such transfer. The Participant further agrees that no changes in the nature or scope of his or her employment with the Employer will operate to extinguish the terms and conditions set forth in this Section 8.

(h) Survival. The provisions of this Section 8 shall survive the termination of the Employment Period and the termination of the Plan, regardless of the reason or reasons therefor, and shall be binding on the Participant regardless of any breach by the Employer of any other provision of the Plan and regardless of whether such termination is a Qualifying Termination.

9.Amendment and Termination. The Committee reserves the right, in its sole discretion, to amend, suspend or terminate the Plan at any time, for any reason, prospectively or retroactively, in whole or in part, by written instrument executed by a duly authorized officer of the Company; provided, that, upon or following a Change of Control during a Participant’s Employment Period, no such action shall materially and adversely impair the rights hereunder of the Participant, without his or her express written consent. The amendment power reserved to the Committee in the immediately preceding sentence with respect to the period prior to a Change of Control shall include, but not be limited to, the power to change or eliminate a Participant’s right to receive benefits under the Plan; provided, that, the benefits payable under the Plan to a Participant who has incurred a Qualifying Termination, and has entered into an effective general release and a separation agreement as described in Section 4, shall not be materially and adversely impaired by such amendment without the Participant’s express written consent. The Administrator further reserves the right to waive any obligation of a Participant under or restriction imposed upon a Participant by the Plan, but no such waiver shall be construed as a waiver of any other provision of the Plan.

10.Miscellaneous.

a.No Assignment or Alienation. Assignment or alienation of any Severance Benefits will not be permitted or recognized except as required by applicable law.

b.No Employment Rights. The Plan does not confer employment rights on any Eligible Employee. No Eligible Employee shall be entitled, by reason of the Plan, to remain employed by the Employer and nothing in the Plan restricts the Employer’s right to terminate any Eligible Employee’s employment at any time, with or without Cause, and regardless of whether any Severance Benefits are payable under the Plan.

c.Funding. Benefits payable under the Plan shall be paid from the general assets of the Employer. No trust fund or other segregated fund shall be required to be established for this purpose.

d.Claims. All claims for benefits under the Plan shall be made in accordance with procedures prescribed by the Administrator with respect to the Plan under Section 503 of ERISA. In the event that there is any remaining claim or dispute arising out of or relating to the Plan following the exhaustion of the Plan’s claims procedures, then such claim or dispute shall (except as otherwise provided in Section 8(e)) be settled exclusively by binding arbitration in Boston, Massachusetts in accordance with the JAMS Employment Arbitration Rules & Procedures applicable at the time of commencement of the arbitration (the “Rules”) by an arbitrator mutually agreed upon by the Participant and the Company or, in the absence of such agreement, by an arbitrator selected according to the Rules. Notwithstanding the foregoing, if either the Company or the Participant shall request, such arbitration shall be conducted by a panel of three arbitrators, one selected by the Company, one selected by the Participant and the third selected by agreement of the first two, or, in the absence of such agreement, in accordance with the Rules. In reviewing a decision of the Administrator, the parties agree that the arbitrator(s) shall apply the same standard of review and deference as would be applied by a federal court reviewing such a decision. Judgment upon any award rendered by such arbitrator(s) shall be entered in any court having jurisdiction thereof upon the application of either party.

e.Taxes. The Tax Matters attached hereto as Appendix B are hereby incorporated by reference.

f.Applicable Law. The Plan shall be governed by and construed in accordance with ERISA, except that matters under the Plan not preempted by ERISA shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict-of-laws provisions. Subject to Section 10(d), each Participant agrees to (i) submit irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Massachusetts for the purpose of any suit, action or other proceeding arising out of or based upon the Plan; (ii) not commence any suit, action or other proceeding arising out of or based upon the Plan, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Massachusetts; and (iii) waive, and not assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that he or she is not subject personally to the jurisdiction of the above-named courts, that his or her property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or the subject matter thereof may not be enforced in or by such court.

g.Plan Year. The plan year is the calendar year.

APPENDIX A
Definitions

For purposes of the Plan, the following terms shall have the meanings set forth below:

a.“Administrator”: The Committee and such other persons, including without limitation committees or subcommittees, as the Committee may designate to administer the Plan, in each case to the extent of the powers and duties delegated to them by the Committee hereunder.

b.“Base Salary”: As to any Participant, his or her base annual wages, as in effect from time to time.

c.“Board”: The board of directors of the Company.

d.“Cause”: As to any Participant, for purposes of the Plan and notwithstanding any other agreement between the Employer and the Participant or any other Employer plan or program containing a definition of “cause” or similar provision (however formulated), the occurrence of any of the following, as determined by the Company in its reasonable judgment: (i) material and willful dishonesty (such as, but not limited to, fraud, embezzlement, misappropriation, theft, or bribery) by the Participant in the performance of his or her duties to the Employer; (ii) conviction of a felony (other than a conviction arising solely under a statutory provision imposing criminal liability upon the Participant on a per se basis due to the Employer offices held by the Participant, so long as any act or omission of the Participant with respect to such matter was not taken or omitted in contravention of any applicable written policy or directive of the Board or the Participant’s direct supervisor); (iii) willful neglect of the Participant’s material duties (other than as a result of Disability), which neglect is not cured by the Participant after having been given at least thirty (30) days’ written notice by the Employer that apprises the Participant of the nature of the neglect to be cured, or which neglect, if previously cured, recurs; (iv) material conflict of interest in violation of a written policy or policies of the Employer which continues for sixty (60) days after the Employer gives written notice to the Participant that apprises the Participant of the nature of the conflict and requests the cessation of such conflict; (v) willful misconduct that is a violation of a written policy or policies of the Employer (such as, but not limited to, a written policy or policies regarding substance abuse, harassment, or workplace violence) and which is materially harmful to the reputation or business of the Company; or (vi) a breach of the Participant’s obligations under the Obligations Agreement or under Section 8 of the Plan.

For purposes of this definition of Cause, no act or failure to act on the part of a Participant, shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. The Company must act reasonably and in good faith with respect to any termination for Cause. Any determination by the Company of the occurrence of Cause must be based on an appropriate investigation. A termination of employment for Cause shall not take effect unless the Participant is given written notice by the Company of such termination and the notice specifically identifies the basis for such termination. Notwithstanding any other provision of the Plan, if grounds for a termination for Cause existed in connection with any termination of employment for any reason occurring outside of the Protection Period, the Company, subject to the foregoing provisions of this definition of Cause, may elect to treat such termination as a termination for Cause in which case the Participant will not be entitled to receive or retain any Severance Benefits under the Plan, other than, for the avoidance of doubt, any Specified Accrued

Benefits or other amounts to which the Participant would remain entitled in accordance with and subject to Section 5(b) of the Plan.

e.“Change of Control”: As to any Participant, a “change of control” of the Company as defined in the Company’s Stock Incentive Plan or any successor plan.

f.“CoC Qualifying Termination”: As to any Participant, a termination of the Participant’s employment during the Protection Period for any of the following reasons: (i) by the Company without Cause; (ii) by the Participant for Good Reason; or (iii) by reason of death or Disability.

g.“Code”: The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

h.“Committee”: The Executive Compensation Committee of the Board (or any successor committee).

i.“Company”: The TJX Companies, Inc.

j.“Confidential Information”: Any and all information of the Company, whether or not in writing, that is not generally known by others with whom the Company competes or does business, or with whom it plans to compete or do business, and any and all information, which, if disclosed, would assist in competition against the Company, including but not limited to: (a) all proprietary information, including but not limited to computer software (including operating systems, applications and program listings), databases, technical data, business and/or marketing plans and arrangements, processes, know-how, information regarding any aspect of intellectual property, and other information concerning the products and services of the Company; (b) development, research, market research, testing, marketing and financial activities and strategic plans, including without limitation information regarding any existing or proposed acquisition, strategic alliance or joint venture; (c) the manner in which the Company’s business operates, including but not limited to accounting and business methods, and the Company’s plans for the future, including but not limited to plans for its store brands, products, geographic markets, advertising and promotion; (d) information concerning the Company associates, including but not limited to the methods through which the Company identifies, hires, trains and compensates its associates, and associate compensation (other than the Participant’s own compensation), contact information, performance and conduct; (e) information concerning the Company vendors and suppliers, including but not limited to the identity and special needs of such vendors and suppliers, the individuals at such vendors and suppliers with whom the Company has dealt and individual contact information, past purchases from such vendors and suppliers (including the amounts and types of goods purchased and the amount, timing and method of payment), plans or negotiations for future purchases, and methods of locating and qualifying vendors and suppliers; (f) the identity and special needs of customers, prospective customers and subcontractors; and (g) information concerning other business partners of the Company and other people and organizations with whom the Company has or has had business relationships and the substance of those relationships.

k.“Contingent Benefits”: In the case of any Participant: (i) any Special Compensation as defined in the Obligations Agreement (whether or not accrued and vested prior to the Date of Termination); and (ii) any Severance Benefits under the Plan not described in clause (i), excluding such amounts that are accrued and vested prior to the Date of Termination, in each case as determined by the Administrator.

l.“Date of Termination”: The date of termination of a Participant’s employment with the Employer.

m.“Effective Date”: September 19, 2022

n.“Eligible Employee”: Except as otherwise determined by the Administrator, an individual (i) who is employed by the Employer as a U.S.-based executive officer of the Company or other U.S.-based executive at or above the division president job level and (ii) whose participation in the Plan is approved by the Committee.

o.“Employment Period”: In the case of any Participant, the period during which the Participant is employed by the Employer.

p.“Employer”: The Company and its Subsidiaries, or any of them, as the context requires.

q.“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

r.“ESP”: The Company’s Executive Savings Plan, as it may be amended and including any successor.

s.“Good Reason”: As to any Participant, a voluntary resignation by such Participant within 120 days after the first occurrence (without the Participant’s written consent) of any of the following events, provided that the Participant gave the Company notice of the event within 60 days of its first occurrence and the situation remained un-remedied after 30 days following the receipt by the Company of such notice:

•Assignment by the Employer of duties inconsistent with (or other Employer action resulting in a diminishment in) positions, duties, responsibilities, and status with the Employer immediately prior to the Change of Control, or removal of the Participant from or failure to re-elect the Participant to such positions (excluding a termination by the Employer for Cause or by the Participant without Good Reason);
•Any reduction in the rate of the Participant’s base salary for a fiscal year (as compared to the rate of base salary paid in the completed fiscal year immediately preceding the Change of Control);
•Any reduction in total cash compensation opportunities for a fiscal year, including salary and incentives (as compared to the opportunities available in the completed fiscal year immediately preceding the Change of Control);
•Failure by the Employer to continue any benefits or perquisites, or any pension, life insurance, medical insurance or disability plan in which the Participant was participating immediately prior to the Change of Control, unless the Employer provides substantially similar benefits to the Participant under another plan or plans;

•Any Employer action that would adversely affect the Participant’s participation in or materially reduce the Participant’s benefits under any plans referenced in the prior bullet or deprive the Participant of any material fringe benefit enjoyed by the Participant immediately prior to the Change of Control;
•A termination for Cause during a Protection Period that does not comply with the special rules described in such definition;
•The Participant’s relocation of more than 40 miles from his or her business location at the time of the Change of Control; or
•The Employer breaches any provision of the Plan or of any offer letter agreement then in effect between the Participant and the Employer.

t.“LRPIP”: The Company’s Long Range Performance Incentive Plan, as amended from time to time, including any successor.

u.“MIP”: The Company’s Management Incentive Plan, as amended from time to time, including any successor.

v.“Noncompetition Period”: The twelve (12)-month period following the Date of Termination or such longer period specified by the Administrator in accordance with the Appendix C schedule applicable to the Participant.

w.“Obligations Agreement”: The Obligations Agreement entered into between the Participant and the Company.

x.“Participant”: An Eligible Employee from and after the date he or she has commenced employment with the Employer.

y.“Plan”: The TJX Companies, Inc. Executive Severance and Change of Control Plan as set forth herein, as the same may be amended and in effect from time to time in accordance with the terms hereof.

z.“Protection Period”: The period commencing on the date of a Change of Control and continuing for 24 calendar months, until close of business on the last business day of the 24th calendar month.

aa.“Qualifying Termination”: As to any Participant, the termination of the Participant’s employment occurring prior to a Change of Control by reason of (a) the Participant’s death or Disability, (b) termination by the Employer for any reason other than Cause, or (c) termination by the Participant within one hundred twenty (120) days of a requirement by the Employer that the Participant relocate, without his or her prior written consent, more than forty (40) miles from his or her business location (but only if (i) the Participant shall have given to the Administrator notice of intent to terminate within sixty (60) days following notice to the Participant of such required relocation and (ii) the Employer shall have failed, within thirty (30) days thereafter, to withdraw its notice requiring the Participant to relocate (for purposes of the foregoing, the one hundred twenty (120) day period shall commence upon the end of the thirty (30)-day cure period, if the Employer fails to cure within such period)). For purposes of the Plan, the term “Disability” shall have the meaning set forth in the Employer’s long term disability plan.

bb.“Release”: The form of general release, as determined by the Administrator, to be executed by a Participant in accordance with Section 4 of the Plan.

cc.“SERP”: The Company’s Supplemental Executive Retirement Plan, as it may be amended and including any successor.

dd.“Severance Benefits”: The benefits payable to or in respect of a Participant upon a Qualifying Termination or a CoC Qualifying Termination, in each case as specified in Section 6 of the Plan and any applicable schedule to the Plan. A Participant’s right to receive Severance Benefits under the Plan or to retain any Severance Benefits earlier received shall in each case be subject to the terms of the Plan, including, without limitation, Section 4 and Section 8 of the Plan.
ee.“Stock Incentive Plan”: The Company’s Stock Incentive Plan, as amended from time to time, including any successor.

ff.“Subsidiary”: Any corporation in which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock.

APPENDIX B

Tax Matters

All Severance Benefits are subject to reduction for applicable tax and other legally or contractually required withholdings and are conditioned upon a Participant’s making arrangements satisfactory to the Administrator for full satisfaction of any such tax or other withholdings.

Severance Benefits under the Plan are intended to comply with the applicable requirements of Section 409A of the Code and the Treasury Regulations thereunder (“Section 409A”), or the requirements for exemption from Section 409A, and shall be construed and administered accordingly. Nothing in the Plan is intended to constitute a material modification to any benefit that is “grandfathered” for purposes of determining the applicability of Section 409A. In no event shall the Employer or the Administrator be liable for any tax, penalty, or other loss in connection with any failure or alleged failure to comply with Section 409A or an exemption therefrom. It is intended that no person shall have a “legally binding right” (within the meaning of Section 409A) to Severance Benefits other than an employee who has satisfied all of the Plan’s eligibility requirements. The following provisions will apply to the extent Severance Benefits are non-exempt deferred compensation subject to the requirements of Section 409A (“Deferred Compensation”), as determined by the Administrator, notwithstanding anything in the Plan to the contrary:

(a) “Separation from service” required. All references in the Plan to “termination of employment” or similar or correlative phrases shall be construed to require a “separation from service” (within the meaning of Section 409A) from the Employer and from all other corporations and trades or businesses, if any, that would be treated as a “service recipient” with the Employer under Section 409A. Any written election by the Administrator for purposes of determining whether a “separation from service” has occurred under Section 409A (subject to any applicable limitations therein) shall be deemed part of the Plan.

(b) Installment payments. Any right to Deferred Compensation that would be paid in a series of installment payments is to be treated as a right to a series of separate payments.

(c) Six-month delay for “specified employees”. If a Participant is a “specified employee” at the relevant time (as determined by the Administrator in accordance with Section 409A) (the “Severance Event”), Deferred Compensation that would (but for this sentence) be payable within six months following such Severance Event shall instead be accumulated and paid, without interest, on the date that follows the date of such Severance Event by six (6) months and one day (or, if earlier, the date of the Participant’s death). A “specified employee” means an individual who is determined by the Administrator to be a specified employee within the meaning of Section 409A. Any written election by the Administrator for purposes of determining “specified employee” status under Section 409A (subject to any applicable limitations therein) shall be deemed part of the Plan.

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(d) Change of Control Payments. Any right to payments in connection with a CoC Qualifying Termination under Appendix D of the Plan assume that the Change of Control is a “change in control event” (within the meaning of Section 409A) and that the termination occurs within two years after the Change of Control. If the Change of Control is not a “change in control event” (within the meaning of Section 409A) or if the CoC Qualifying Termination occurs more than two years after the Change of Control, to the extent required to avoid adverse tax consequences under Section 409A (as determined by the Administrator), payments upon a CoC Qualifying Termination shall be paid, to the extent applicable, in the same manner as they would have been paid in the case of a Qualifying Termination.

(e) Release requirement and timing of payments. If the timing of the payment or commencement of Deferred Compensation is contingent upon the expiration of all applicable rights of revocation with respect to any Release, such Deferred Compensation shall be paid or commence, if at all, within a designated period of not more than 90 days following the Severance Event (or other permissible payment event within the meaning of Section 409A); provided that, if such designated period begins in one calendar year and ends in the next calendar year, such Deferred Compensation shall be paid or commence, if at all, in the next calendar year.
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APPENDIX C
Schedule 1 – TJX Executive Officers

Severance Benefits following a Qualifying Termination

This Schedule constitutes part of the TJX Executive Severance and Change of Control Plan effective September 19, 2022 and is subject to the terms and conditions set forth therein, including, without limitation, Section 4 and Section 8 thereof.

Base Salary:	Earned but unpaid Base Salary through the Date of Termination.
Vacation pay:	Accrued but unpaid vacation pay as of the Date of Termination.
Salary Continuation Period:	The period of at least 12 and up to 24 months following the Date of Termination, as specified by the Administrator by notice to the Participant in connection with a Qualifying Termination.
Noncompetition Period:	The period of at least 12 and up to 24 months following the Date of Termination that is consistent with the Salary Continuation Period specified by the Administrator, as described above.
Salary Continuation:	Continues during the Salary Continuation Period described above, based on salary rate in effect at termination. Rate is reduced by any long-term disability benefits. Paid in accordance with regular payroll practices for Company executives (but not less frequently than monthly).
Additional cash payment:	A cash amount equal to the cost of COBRA continuation coverage, on an after-tax basis, during the Coverage Period, as determined by the Administrator. The “Coverage Period” begins with the commencement of COBRA continuation coverage and ends at the earliest of (i) the end of the Salary Continuation Period or (ii) termination of COBRA continuation coverage. Paid at the same time and in the same manner as Salary Continuation.
Automobile allowance:	If applicable, continues during the Salary Continuation Period. Paid at the same time and in the same manner as Salary Continuation.
Earned MIP and LRPIP:	Earned but unpaid amounts under MIP and LRPIP for performance periods that closed prior to the Date of Termination, and any LRPIP amounts to which the Participant is entitled in connection with Special Service Retirement (as defined in the Stock Incentive Plan), in accordance with and subject to applicable plan rules.
MIP for open fiscal year:	An amount based on MIP performance for open fiscal year (as if the Participant had continued in office through the end of the fiscal year), prorated between 50% and 100% based on number of days completed during the fiscal year as of the Date of Termination. If termination is due to death or Disability, the amount shall instead be based on the MIP target award most recently granted to the Participant without proration. Paid at the same time other MIP awards are paid for the fiscal year (but not later than the 15th day of the third month following the close of the fiscal year).
Prorated LRPIP for open cycles:	An amount based on LRPIP performance for open cycles, prorated based on full months completed during the cycle as of the Date of Termination. Paid at the same time as other LRPIP awards are paid for the cycle (but not later than the 15th day of the third month following the close of the last fiscal year in the cycle).
Stock Incentive Plan awards:	Treated in accordance with and subject to award and plan terms, including any benefits in connection with Special Service Retirement (as defined in the Stock Incentive Plan).
Deferred compensation plans:	Vested benefits, if any, provided in accordance with and subject to plan terms. Includes ESP and SERP (if Participant is eligible), and tax-qualified retirement and savings plans for Company employees, to the extent applicable.
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Long-term disability benefits:	If applicable, provided under the long-term disability plan of the Company in accordance with and subject to plan terms.
Other benefits:	Not entitled to continue participation in any employee benefit or fringe benefit plan, except as expressly provided above or as required by law.
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APPENDIX D
Schedule
Severance Benefits following a CoC Qualifying Termination

This Schedule constitutes part of the TJX Executive Severance and Change of Control Plan effective September 19, 2022 and is subject to the terms and conditions set forth therein.

Base Salary:	Earned but unpaid Base Salary through the Date of Termination.
Vacation pay:	Accrued but unpaid vacation pay as of the Date of Termination.
Cash severance:
An amount equal to:
• Two times Base Salary, plus
• Two times the target award opportunity most recently granted to the Participant prior to the Change of Control under MIP, plus
• For any MIP performance period that begins before and ends after the Date of Termination, an amount based on the target award opportunity under MIP for such fiscal year, prorated between 50% and 100% based on number of days completed during the fiscal year as of the Date of Termination, plus
• For each LRPIP cycle that begins before and ends after the Date of Termination, an amount based on the target award opportunity under LRPIP for such cycle, plus
• If applicable, an amount equal to two years’ of auto allowance at the rate in effect prior to the Change of Control.

Base Salary (and target MIP, if expressed as a percentage of Base Salary) is determined by reference to the Base Salary rate in effect immediately prior to the Date of Termination or the Change of Control, whichever is higher. Base Salary rate is reduced by any long-term disability benefits. Paid in a lump sum within 30 days following termination, unless subject to the six-month delay described in Appendix B.

Life and medical Insurance:	Two years of continued life and medical insurance coverage for the Participant and his or her family under Employer plans in which the Participant was entitled to participate immediately prior to the Change of Control, subject to plan terms. If the Participant is ineligible for continued coverage, or otherwise at the discretion of the Company, the Employer shall provide for an alternative arrangement (such as a cash payment) in lieu of continued coverage. No continued life or medical coverage is provided to the extent of any similar coverage or benefits provided by another employer.
Earned MIP and LRPIP:	Earned but unpaid amounts under MIP and LRPIP for performance periods that closed prior to the Date of Termination, in accordance with and subject to with applicable plan rules.
Stock Incentive Plan awards:	If applicable, treated in accordance with and subject to award and plan terms.
Deferred compensation plans:	Vested benefits, if any, provided in accordance with and subject to plan terms. Includes ESP and SERP (if Participant is eligible), and tax-qualified retirement and savings plans for Company employees, to the extent applicable.
Long-term disability benefits:	If applicable, provided under the long-term disability plan of the Employer in accordance with and subject to plan terms.
Payment adjustment:	Payments under this Schedule are subject to reduction to maximize Participant’s total after-tax payments, as described in Section 6(b)(iv) of the Plan.
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